Exhibit 7.1

August 15, 2020

Ms. Alice Wu

Chairwoman of Audit Committee

Kingold Jewelry, Inc.

Re: Non-reliance on certain audit reports; resignation as independent auditor

Dear Ms. Wu,

This letter serves as notification that we have become aware of information which relates to Kingold Jewelry, Inc.’s (“the Company”) financial statements for the years ended December 31, 2016, December 31, 2017 and December 31, 2018 (“the financial statements”), which was not known to Friedman at the date of our audit reports relating to the financial statements, and which is of such a nature and from such a source that we would have investigated the information had it come to our attention during the course of the audits relating to the financial statements. The Company has not cooperated in attempting to substantiate this information and, as a result, Friedman is unable to conduct a satisfactory investigation of the information. Accordingly, Friedman’s audit reports on the financial statements should no longer be relied upon or associated with the financial statements.

The Company is required to make an appropriate disclosure with the Securities and Exchange Commission to provide notification that the financial statements and related audit reports should not be relied upon. However, in response to its inquiries of the Company, Friedman has not received information indicating that the Company will make the disclosures required to prevent future reliance on the audit reports referred to above. If the Company does not make the filing by August 21, 2020, Friedman will be required to notify the Securities and Exchange Commission that the audit reports referred to above should no longer be relied upon.

This letter also serves as notification of Friedman’s resignation as the Company’s independent registered public accounting firm. Consistent with the terms of our engagement letter, we have elected to withdraw from this engagement because, in our judgment, we are unable to obtain reasonable assurance about the financial statements as would be required to issue an unmodified audit opinion. We also confirm that the client-auditor relationship between the Company and Friedman LLP has ceased.

Please note that this resignation does not alter the Company’s obligation to pay the fees incurred and outstanding for services that Friedman LLP has rendered.

Sincerely,

/s/ Friedman LLP

Friedman LLP

cc: Board of Directors